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                                                           FOR IMMEDIATE RELEASE
                                                                   July 31, 2001

               CHAMPION ANNOUNCES RESTRUCTURING AND PROFITABILITY
                                ENHANCEMENT PLAN

        Huntington, WV- Champion Industries, Inc. (NASDAQ/CHMP) today announced a wide ranging restructuring plan designed to position the Company to compete effectively in the coming years. As a result of this plan and the impact of certain asset impairment charges resulting primarily from a deteriorating economy, the Company expects to take a third quarter pre-tax charge in the range of $4.7 to $6.1 million. On an after tax basis the charge is expected to be $3.4 to $4.3 million or $0.35 to $0.44 per share on a fully diluted basis. The Company does not anticipate that the charges will impact the Company's ability to pay dividends.

        The Board of Directors announced the declaration of the Company's quarterly dividend of five cents per share. The cash dividend will be paid on September 24, 2001 to shareholders of record on September 7, 2001.

        Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion stated "Champion has always been a forward looking Company and with the continual slowing in the economy we have made the decision to take an earnings hit in the third quarter of 2001 for plant consolidations, asset impairments, facility consolidations and certain other adjustments primarily related to the deteriorating economic climate. It has been a longstanding belief at Champion that we manage for the long term, and we believe that this short term earnings charge will better position the Company for growth in the future. I am confident of our future and am excited about Champion's prospects in the coming years."

        The following is a summary of key actions taken regarding the Company's third quarter pre-tax charges:

-    Impairment charges related to goodwill in the range of $1.9 to $2.5 million

- Impairment charges relating to facility and equipment write-downs of $575,000 to $700,000

- Increases in the allowance for doubtful accounts and inventory obsolescence reserves of $750,000 to $1.0 million

- Restructuring costs including severance payments, charge-off relating to duplicative facility leases and other related costs of $600,000 to $750,000

- Charges relating to the Company's information systems hardware and software of $365,000 to $475,000

- Accounting estimate modifications in the Company's health plan related to incurred but not reported claims in the amount of $300,000 to $400,000

- Charges related to termination fees of a pension plan of an acquired Company, charges related to legal disputes and settlements and other fees and expenses related to plant consolidations and restructuring charges totaling $250,000 to $300,000

As a result of the above charges and related consolidations the Company expects to realize pre-tax savings of $1.6 to $2.1 million per year. Part of the annual savings anticipated by the

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Company are savings from outsourcing the Company's information systems department and savings from the sale of the Cordage division of the Company. These events occurred prior to the third quarter of fiscal 2001 and have been reflected accordingly in previous quarters. In addition, the third quarter charges will have certain tax benefits in current and future periods and approximately 75% to 85% of the charges are non-cash in nature.

         Kirby J. Taylor, President and Chief Operating Officer stated, "This is the right move for the Company at this time, which we believe will position Champion to compete more effectively in the future. Our focus will be to build on these changes with increased focus on day to day operations in an effort to maximize shareholder value and provide a superior product to our customer base. These changes are indicative of Champion's ability to adapt to a changing economic environment and reposition itself to compete in the coming years."

         Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, concluded, "Our balance sheet is in great position. We ended the second quarter of 2001 with working capital of $28.6 million, cash of $4.2 million and a book value per share of $4.84. A restructuring of this nature is intended to eliminate a company's weakest links and move forward with a core sustainable earnings model. Champion is strong, focused and committed to maintaining its position as one of the key printers in the nation."

         Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capital Business Interiors, and Champion Morgantown (West Virginia), The Merten Company and Garrison Brewer (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Carolina Cut Sheets (South Carolina), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

         Certain Statements contained in this release, including without limitation statements including the word "believes", "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Chief Financial Officer of Champion at 304-528-5492.